UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2008

DELTA AIR LINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2600

Registrant’s Web site address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	Costs Associated with Exit or Disposal Activities

On March 18, 2008, Delta outlined key elements of changes in its 2008 business plan to address record fuel prices. These changes included reducing domestic capacity, including through the removal of aircraft from service, offering voluntary workforce reduction programs and targeting other cost savings and revenue enhancement opportunities. Delta filed a Form 8-K on March 18, 2008 (the “March Form 8-K”) regarding these initiatives.

On April 23, 2008, Delta filed a Form 8-K regarding its financial results for the March 2008 quarter. The filing contained a press release that provided additional information about the changes in the business plan outlined in the March Form 8-K and disclosed a $16 million charge that Delta recorded in the March 2008 quarter with respect to the workforce reduction programs. In its Form 10-Q for the March 2008 quarter, Delta stated that it expected the charge to increase significantly when voluntary reduction commitments are finalized under the workforce reduction programs. The voluntary reduction commitments were finalized in mid-May. Delta now expects to record in the June 2008 quarter an additional $95 million charge attributable to the workforce reduction programs and an $8 million charge related to the discontinued use of certain airport facilities. Additional charges are expected to be incurred in future quarters in connection with other announced initiatives. Because these initiatives are not finalized, Delta currently is not able to estimate the total amount or timing of these charges, including the amount that may result in future cash expenditures.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As is common in the airline industry, and as previously disclosed in its SEC filings, Delta provides complimentary travel privileges on Delta and Delta Connection flights and certain related benefits to its executive officers, their eligible family members and other individuals designated by the officers, subject to certain limitations (the “Travel Benefits Program”). For additional information regarding the Travel Benefits Program, see Exhibit 10.5 to Delta’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

On June 2, 2008, the Personnel & Compensation Committee of the Board of Directors amended the Travel Benefits Program for executive officers, effective only upon the consummation of the merger (“Merger”) described in the Agreement and Plan of Merger by and among Delta, Nautilus Merger Corporation and Northwest Airlines Corporation, dated as of April 14, 2008 (“Merger Agreement”). Other than the amendments to the Travel Benefits Program described below, executive officers will not participate in any retention program relating to the Merger. The amendments provide that an executive officer who retires from Delta (as described in the Travel Benefits Program) after the consummation of the Merger will receive annual travel allowances during retirement (with the unused portions of the annual allowances not accumulating into succeeding years). The amendments also provide that in exchange for certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta and a general release of claims against Delta, an executive officer who serves in that capacity both when Delta entered into the Merger Agreement and the date on which the Merger is consummated will receive, on the termination of employment (other than by Delta for Cause (as defined in Delta’s 2007 Performance Compensation Plan)) and thereafter, a right to receive the travel benefits provided to retired executive officers on the date the Merger is consummated (including the amendment described in the immediately preceding sentence).

ITEM 8.01	Other Events

As previously disclosed, on April 14, 2008, Kenneth C. Rogers was elected to the Board of Directors. On June 3, 2008, the Board appointed Mr. Rogers to the Finance Committee of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

	By:	/s/ Edward H. Bastian
Edward H. Bastian
Date: June 6, 2008		President and Chief Financial Officer

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